Supplemental Compensation Agreement


     This Supplemental Compensation Agreement ("Supplemental Compensation Agreement") is made this 18th day of May, 2001, by and between Homeland
Stores, Inc., a Delaware corporation ("Company"), and   Deborah A. Brown
("Executive").

                                  Recitals

     A. The Company and the Executive are parties to that certain letter agreement dated December 15, 2000 ("Severance Agreement"), under which the Company provides stated compensation on the termination of the employment of the Executive (other than for Cause or for Disability).

     B. The Company and the Executive are parties to that certain letter agreement dated December 26, 2000 ("Change in Control Agreement"), under which the Company provides stated compensation on a Change in Control of the Company or Homeland Holding Corporation.

     C. The Executive participates in the Homeland Stores, Inc. Management Incentive Bonus Program ("Bonus Program") under which the Company is required to pay the Executive a stated bonus assuming that the Company satisfies stated targets for the fiscal year December 29, 2001 ("Fiscal Year").

     D. To encourage the continued provision by the Executive of services to the Company, which services are critical to the successful implementation by the Company of its proposed strategies, the Company desires to provide to the Executive certain supplemental compensation on the terms and subject to the conditions contained herein.

          NOW THEREFORE, for valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

     1. Supplemental Compensation - General. The Company shall pay to the Executive compensation ("Supplemental Compensation") on the terms and subject to the conditions contained herein.

     The Supplemental Compensation to which the Executive is entitled shall depend on whether (a) the Company pursues a Liquidation/Sale (as defined herein) or (b) the Company pursues a Restructuring (as defined herein). The Company shall be entitled, in its sole discretion, to determine, at any time and from time to time, whether to pursue a Liquidation/Sale or a Restructuring.

     As used herein, the term "Liquidation/Sale" means a transaction or a series of transactions as result of which the Company ceases to operate as a retail grocery chain, regardless of the structure of the transaction or the series of transactions, and, as used herein, the term "Restructuring" means a transaction or a series of transactions as a result of which the Company continues to operate as a retail grocery chain, regardless of the structure of the transaction or the series of transactions. The term "Liquidation/Sale" and the term "Restructuring" are mutually exclusive and the determination whether a particular transaction or a particular series of transactions constitutes a Liquidation/Sale or a Restructuring shall be made by the Board of Directors of the Company ("Board of Directors").

     2. Supplemental Compensation - Restructuring. To the extent that the Company pursues a Restructuring, the Company shall pay to the Executive an amount equal to the difference between (a) the Retention Payment set forth on the signature page of this Supplemental Compensation Agreement minus (b) the bonus, if any, which the Executive receives under the Bonus Program with respect to the Fiscal Year. The Company shall pay such amount to the Executive on the earlier of (a) the termination by the Company of the employment of such Executive and (b) April 15, 2002. The Company shall not be obligated to pay such amount to the Executive if the Executive terminates her employment by the Company prior to the date on which such amount would otherwise be required to be paid. The Company shall also not be required to pay such amount to the Executive if the Company terminates the employment of the Executive for Cause (as defined in the Severance Agreement) prior to the date on which the amount would otherwise be required to be paid.

     To the extent that the Company pursues a Restructuring and to the extent that the Company successfully closes a Restructuring, the Company shall pay to the Executive the Success Incentive set forth on the signature page of this Supplemental Compensation Agreement, subject to reduction as provided in this
Section 2, no later than 120 calendar days after the date on which the Company successfully closes the Restructuring. To the extent that the employment of the Executive is terminated in connection with the Restructuring, the Success Payment shall be reduced by the payments, if any, which the Executive receives
under the Change in Control Agreement and the Severance Agreement.   The
determination whether the Company has successfully closed a Restructuring and the date on which such successful closing occurred shall be made by the Board of Directors; provided, however, to the extent that the Board of Directors has not previously determined that a Restructuring has been successfully closed, a Restructuring shall be conclusively deemed to have been successfully closed on the date on which the Company executes and delivers documentation which restructures the subordinated notes of the Company outstanding on the date of this Supplemental Compensation Agreement.

     3. Supplemental Compensation - Liquidation/Sale. To the extent that the Company pursues a Liquidation/Sale, the Company shall pay to the Executive the difference between (a) the Retention Payment set forth on the signature page of this Supplemental Compensation Agreement minus (b) the bonus, if any, which the Executive receives under the Bonus Program with respect to the Fiscal Year.
The Company shall pay such amount to the Executive on the earlier of (a) the termination by the Company of the employment of such Executive and (b) April 15, 2002. The Company shall not be obligated to pay such amount to the Executive if the Executive terminates her employment by the Company prior to the date on which such amount would otherwise be required to be paid. The Company shall also not be required to pay such amount to the Executive if the Company terminates the employment of the Executive for Cause (as defined in the Severance Agreement) prior to the date on which the amount would otherwise be required to be paid.

     4. Absence of Guaranty of Continued Employment. Nothing contained herein shall limit the ability of the Company or the Executive to terminate the employment by the Company of the Executive at any time.

     5. Court Supervision. The Company and the Executive anticipate that the Company will be able to implement its strategies without the need for a court-supervised proceeding. To the extent that it is determined by the Board of Directors that such a court-supervised proceeding is necessary or appropriate, the Company shall, as expeditiously as possible consistent with the best interests of the creditors and the shareholders of the Company, seek the approval of the arrangements contemplated by the Change in Control Agreement, the Severance Agreement and this Supplemental Compensation Agreement.

     6. Determinations. The Company and the Executive recognize that determinations and interpretations may be required in connection with this Supplemental Compensation Agreement. All of such determinations and such interpretations shall be made by the Board of Directors and, absent bad faith or manifest error, any such determination or any such interpretation shall be conclusive and binding upon the Company and the Executive.

     Notwithstanding anything else contained herein, all determinations and all interpretations by the Board of Directors shall be consistently applied to all persons with whom the Company enters into a supplemental compensation arrangement of the type embodied in this Supplemental Compensation Agreement.

     7. Prior Agreements. Nothing contained herein shall affect the Change in Control Agreement or the Severance Agreement, each of which shall remain in full force and effect. It is the intention of the Company and the Executive that the Change in Control Agreement, the Severance Agreement and the Supplemental Compensation Agreement form a consistent compensation package to encourage the continued provision by the Executive of services to the Company.

     8. Withholding. Notwithstanding anything else contained herein, all amounts payable by the Company to the Executive hereunder shall be paid net of any applicable income or employment taxes which the Company is required to withhold under any applicable federal, state or local law or regulation.


     IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Supplemental Compensation Agreement.


                                      Homeland Stores, Inc.


                                      By:
                                      David B. Clark, President/CEO



                                      Deborah A. Brown

                                      Retention Payment: $67,500.00
                                      Success Incentive: $135,000.00